EXHIBIT 99.1

Contact:

Christopher J. Geberth	Carney Noensie

Vice President Finance	Investor Relations

Diomed Holdings, Inc.	Burns McClellan

(877) 434-6633 or (978) 824-1816	(212) 213-0006

investor-relations@diomedinc.com	cnoensie@burnsmc.com

DIOMED ANNOUNCES THIRD QUARTER RESULTS

Company Delivers 24% Increase in EVLT Sales

ANDOVER, MA, October 25, 2007 --- Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EVLT® laser treatment for varicose veins, today announced results for the third quarter ended September 30, 2007.

Significant accomplishments during the third quarter included:

•	Third quarter total revenue of $6.4 million, increased 19% from the third quarter of 2006, our third strongest quarter to date;

•	Record EVLT® revenue, increased 24% over the third quarter of 2006;

•	EVLT® disposable sales increased 41% over the third quarter of 2006;

•	Nine-month year-to-date sales total $18.8 million, up 17% over the comparative period in 2006;

•	Closed $10 million senior secured term loan with Hercules Technology Growth Capital, Inc.;

•	Launch of new EVLT® procedure kit with one-piece sheath and the potential to set a new industry standard for size, speed and versatility.

"Our ability to deliver record EVLT® sales during what has historically been the slowest sales quarter of the year for EVLT® is remarkable," said James A. Wylie, President and CEO of Diomed Holdings, Inc. "Our EVLT® installed base now approaches 1,300 lasers, up 27% from September 30, 2006. The number of EVLT® procedures performed utilizing Diomed disposables now exceeds 125,000, up 60% from September 30, 2006 and 9% sequentially from the second quarter of 2007.”

Diomed delivered revenues of $6.4 million for the third quarter ended September 30, 2007, an increase of $1.0 million, or 19% over the third quarter of 2006. During the third quarter of 2007, consolidated EVLT® revenues increased 24% over 2006. For the nine months ended September 30, 2007, total revenue of $18.8 million increased $2.8 million, or 17% over the same period of 2006. Consolidated EVLT® revenues increased 20%, led by a 34% increase in EVLT® disposable sales.

“Sales of closed EVLT® laser systems which can only use Diomed single-use disposable procedure kits continued to increase for the third straight year, reaching a level of 98% during the quarter,” Wylie added. “The total number of closed systems in the United States now exceeds 50% of our installed base and is a critical element of our disposable sales growth strategy."

Driven by total revenues of $6.4 million, gross profit for the third quarter of 2007 was $2.8 million, representing an increase of $536,000, or 24%, over the third quarter of 2006. On a percentage of sales basis, gross margin of 44.3% increased 147 basis points from the second quarter of 2006, but decreased 105 basis points from the second quarter of 2007 as a result of relatively minor price and cost variances as well as lower fixed manufacturing cost leverage resulting from the slightly lower volume.

Selling and marketing expenses for the third quarter of 2007 were $2.9 million, an increase of $240,000, or 9%, over the third quarter of 2006. The increase resulted from higher sales commissions from the increased sales volume and expansion into new markets, including Latin America. For the nine months ended September 30, 2007, selling and marketing expenses were $9.4 million, an increase of $868,000, or 10%, over the same period of 2006.

General and administrative expenses for the third quarter of 2007 were $3.0 million, an increase of $1.1 million or 57%, compared to the third quarter of 2006, primarily as a result of increased legal costs. Total third quarter legal costs of $1.7 million increased $354,000 from the second quarter of 2007, with a reduction in the continuing cost of litigation against our primary laser competitors offset by the cost of litigation in the VNUS suit. For the nine months ended September 30, 2007, general and administrative expenses were $9.0 million, an increase of $3.2 million, or 54%, over the same period in 2006, primarily as a result of increased legal expenses of $2.5 million, bringing the total year-to-date legal expenses to $4.7 million.

Loss from operations for the third quarter of 2007 of approximately $3.6 million increased $841,000, or 31%, from the third quarter of 2006, primarily as a result of increased legal costs of $1.0 million. Losses from operations for the nine months ended September 30, 2007 were $11.2 million, an increase of $2.9 million, or 35% compared with $8.3 million for the same period in 2006. During the third quarter and the nine months ended September 30, 2007, gains from incremental revenue were offset by increased selling and legal costs.

Net loss for the third quarter of 2007 of $4.0 million increased $1.0 million, or 35%, from the third quarter of 2006, as a result of the increased loss from operations in 2007 and additional non-cash interest charges of $217,000 related to debt discount amortization.

Net loss applicable to common stockholders for the third quarter of 2007 was $8.7 million, or $0.29 per share compared to $6.7 million or $0.35 per share for the third quarter of 2006. Net loss applicable to common stockholders includes a non-cash, non-operating deemed dividend of $4.7 million for the value of additional shares issuable to the 2006 preferred stockholders upon conversion. The third quarter of 2006 also included a $3.0 million deemed dividend on the exchange of the 2005 Preferred Stock.

The Company ended the third quarter of 2007 with a cash and short term investment balance of $7.4 million, compared to a cash and short term investment balance of $3.8 million at the end of the second quarter of 2007. The increase in cash reflects the completion of a term loan with Hercules Technology Growth Capital, Inc., in which the Company in effect monetized the $14.7 million damages award arising out of its ‘777 patent trial during the first quarter of 2007. The award has not yet been received by the Company, as the case in on appeal. Under the term of the loan, the Company borrowed $6 million on September 28, 2007, before deduction of fees and expenses incurred in the transaction. The Company has the right, at the Company’s option, subject to the terms and conditions of the term loan agreement, to borrow an additional $4 million between January 31, 2008 and March 31, 2008. Cash usage, net of the financing, was $2.1 million.

Conference Call Information

Diomed will hold a conference call to review its third quarter 2007 financial results today at 10:00 a.m. (Eastern Time) hosted by James A. Wylie, Jr., President and Chief Executive Officer, and David B. Swank, Chief Financial Officer.

Interested parties may access the conference call by dialing 800.901.5217 (domestic) or 617.786.2964 (international), participant pass code 40701583. The call will also be available via web cast at www.ir.diomedinc.com.

If you are unable to participate, an audio digital replay of the call will be available from Thursday, October 25, 2007 2:00 p.m. Eastern Time, until Thursday, November 1, 2007, 11:59 p.m. Eastern Time. The digital replay can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using pass code 37310257. A web archive will also be available during this time period at www.ir.diomedinc.com.

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed’s EVLT® laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT® procedure and the Company’s related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT® laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company’s website: www.evlt.com.

EVLT® is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our 2006 Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 19 through 34 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

Diomed Holdings, Inc.
(Unaudited) Condensed Consolidated Statements of Operation
Three Months and Nine Months Ended September 30, 2007 and 2006

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006

Revenues	$6,355,423	$5,321,080	$18,766,712	$15,972,476

Cost of revenues	3,540,369	3,042,223	10,321,718	8,786,487

Gross profit	2,815,054	2,278,857	8,444,994	7,185,989

Operating expenses:
Research and development	467,351	422,596	1,244,868	1,140,170
Selling and marketing	2,926,915	2,687,000	9,357,810	8,490,263
General and administrative	2,999,162	1,906,886	9,047,734	5,865,439

Total operating expenses	6,393,428	5,016,482	19,650,412	15,495,872

Loss from operations	(3,578,374)	(2,737,625)	(11,205,418)	(8,309,883)

Other (income) expense:
Gain on fair value adjustment on warrant liability	-	68,995	-	(971,442)
Interest expense (income), non-cash	313,227	96,078	527,641	288,229
Interest expense, net and other (income)	115,963	76,480	222,098	(958)
Total other (income) expense, net	429,190	241,553	749,739	(684,171)

Net loss	(4,007,564)	(2,979,178)	(11,955,157)	(7,625,712)

Less preferred stock cash dividends	-	(149,063)	-	(447,353)
Less preferred stock non-cash dividends	-	(167,480)	-	(483,586)
Less beneficial conversion feature on 2006 preferred stock	-	(469,938)		(469,938)
Less deemed dividend on exchange of 2005 preferred stock	-	(2,980,439)	-	(2,980,439)
Less deemed dividend on 2006 preferred stock	(4,739,890)	-	(4,739,890)	-

Net loss applicable to common stockholders	$(8,747,454)	$(6,746,098)	$(16,695,047)	$(12,007,028)

Basic and diluted net loss per share applicable to common stockholders	$(0.29)	$(0.35)	$(0.62)	$(0.62)

Basic and diluted weighted average common shares outstanding	30,067,031	19,448,728	27,029,974	19,447,812

Diomed Holdings, Inc.
Condensed Consolidated Balance Sheets
As of September 30, 2007 (unaudited) and December 31, 2006

ASSETS	September 30, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$7,408,838	$7,306,578
Short term investments	-	2,626,880
Accounts receivable, net	3,114,743	3,144,056
Inventories	5,182,050	4,021,217
Prepaid expenses and other current assets	766,231	268,343

Total current assets	16,471,862	17,367,074

Property, plant and equipment, net	1,225,901	1,260,507
Intangible assets, net	3,651,826	4,006,927
Investment	1,000,000	1,000,000
Other assets	791,783	204,770

Total assets	$23,141,372	$23,839,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,775,461	$2,970,443
Accrued expenses	3,417,293	2,158,157
Current portion of deferred revenue	390,032	278,284
Bank loan	279,065	223,491

Total current liabilities	10,861,851	5,630,375

Deferred revenue, net of current portion	144,677	110,044
Convertible notes payable ($3,712,000 face value, net of $2,143,645 debt discount at September 30, 2007 and $3,712,000 face value, net of $2,671,285 debt discount at December 31, 2006)	1,568,355	1,040,715
Note payable ($6,000,000 face value, net of $1,722,874 debt discount at September 30, 2007 and $0 face value at December 31, 2006)	4,277,126	-
Warrant liability	52,874	-
Other long term liability	570,000	-

Total liabilities	17,474,883	6,781,134

Stockholders’ equity	5,666,489	17,058,144

Total liabilities and stockholders’ equity	$23,141,372	$23,839,278